                                                                   EXHIBIT 99.1

PANENERGY CORP AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following information is provided to facilitate increased understanding of the 1996, 1995 and 1994 consolidated financial statements and accompanying notes of PanEnergy Corp (PanEnergy) and its subsidiaries (the Company). The discussion of the Company's "Operating Environment and Outlook" addresses key trends and future plans. Material period- to-period variances in the consolidated statement of income are discussed under "Results of Operations." The "Capital Resources, Liquidity and Financial Position" section analyzes cash flows and financial position. Throughout these discussions, management addresses items that are reasonably likely to materially affect future earnings or liquidity.

OPERATING ENVIRONMENT AND OUTLOOK

   The restructuring of the natural gas industry under Federal Energy Regulatory Commission (FERC) Order 636 and the electric power industry under FERC Order 888 has created additional growth opportunities for the Company. Increasingly, companies in these industries are combining to form full-service energy enterprises. On November 25, 1996, PanEnergy and Duke Power Company (Duke Power), one of the nation's largest and lowest-cost investor-owned electric utilities, announced a definitive merger agreement for a tax-free, stock-for-stock transaction. The merger is conditioned upon, among other things, the approval of PanEnergy and Duke Power shareholders, and approvals of appropriate state and federal regulatory agencies. The Company anticipates that the stockholder and regulatory approvals can be completed within 12 months. At closing, Duke Power will change its name to Duke Energy Corporation (Duke Energy) and PanEnergy will become a wholly-owned subsidiary of Duke Energy. The merger will create an integrated energy and energy services provider, with the ability to offer physical delivery and management of both natural gas and electricity throughout the country.

   The Energy Services segment of the Company, which includes the Field Services and the Gas and Power operating groups, continued to grow through acquisitions, expansions and joint ventures in 1996 and is expected to continue this growth in 1997 and beyond. The Field Services group, which gathers, aggregates, stores and processes natural gas and also markets natural gas liquids (NGLs), continued to add significant processing and gathering facilities. The Company in 1996 acquired Mobil's interest in certain natural gas gathering, processing and related assets for approximately $300 million and purchased a general partnership interest in Dauphin Island Gathering Partners, which owns a natural gas gathering system in the Gulf of Mexico. In addition, in November 1996, Field Services completed the acquisitions of a 300-mile natural gas gathering system in south Texas and a 500-mile intrastate gathering pipeline system in northern Louisiana.

   The Gas and Power Services group also experienced significant growth during the year. On August 1, 1996, PanEnergy and Mobil Corporation (Mobil) combined their marketing operations to form a new marketing company (PTMS) which conducts business as PanEnergy Trading and Market Services, L.L.C. in the United States and as PanEnergy Marketing L.P. in Canada. PanEnergy owns 60% of PTMS and, upon completion of the merger with Duke Power, expects to combine PTMS operations with Duke/Louis Dreyfus, which is currently the second largest marketer of electricity in the nation.

                    [CAPITAL/INVESTMENT EXPENDITURES GRAPH]

   To capitalize on opportunities created by FERC Order 888, in August 1996, the Company formed a partnership with Associated Electric Cooperative, Inc. to construct a 250-megawatt, gas fired, combined cycle power plant in southeastern Missouri and to jointly market the plant's generation. In addition, the Company in October 1996 acquired a 32.5% interest in United American Energy Corp., an independent power producer engaged in the ownership and management of energy assets. The Company plans to participate further in the open-access electric market by providing expanded energy options to customers.

   The Natural Gas Transmission segment, which consists of Texas Eastern Transmission Corporation (TETCO), Algonquin Gas Transmission Company (Algonquin), Panhandle Eastern Pipe Line Company (PEPL) and Trunkline Gas Company (Trunkline), continues to advance projects that provide expanded services to meet the specific needs of customers. The pipelines offer selective discounting to maximize revenues from existing capacity.

   TETCO announced two projects that reflect the growing trend of pipeline companies working together to more efficiently increase service to markets. In June 1996, TETCO filed with FERC to construct and lease firm transportation capacity to Columbia Gas Transmission Corp., starting in 1997 with full volumes flowing in 1999 for 15 years. In another project, previously called WinterNet, TETCO will lease firm transportation capacity to CNG Transmission Corporation beginning in 1997, reaching full volumes in 2000 under a 22-year agreement.

   To meet growing New England demand for flexible natural gas storage and peak delivery services, Algonquin LNG, Inc. (Algonquin LNG) filed with FERC in May 1996 to expand its capacity. The expansion, serving the EnergyPlus Project, includes installing liquefaction and gasification facilities, purchasing two pipelines and constructing another to connect with the Algonquin system. Also during 1996, Algonquin filed with FERC to construct a lateral pipeline to provide firm transportation service to an electric generation plant in Connecticut in 1997; while Trunkline filed with FERC for a $50 million expansion of its Terrebonne system, with a planned 1998 in-service date, targeting expanding natural gas production in the Gulf of Mexico.

   In July 1996, FERC gave preliminary approval for Phase I of the Maritimes & Northeast Pipeline Project (Maritimes) and in the fall of 1996, the Maritimes' partners filed with FERC and the National Energy Board of Canada to construct approximately 730 miles of pipeline under Phase II of the project. This pipeline will deliver natural gas from a major new natural gas supply basin offshore
Nova Scotia to emerging markets in Canadian Maritimes provinces and Northeast markets as early as November 1999. Transportation service for customers in New Hampshire and Maine could begin as early as 1998 under Maritimes' Phase I construction.

   During 1996, preliminary work began and financial closing was reached for an integrated gas and power project to be located near Aguaytia, Peru in which the Company owns a 24% interest. The Company plans to continue to pursue strategic opportunities that emerge, in the U.S. and internationally, via joint ventures, expansion projects and acquisitions in both the Natural Gas Transmission and Energy Services segments. These opportunities are expected to increase as the Company combines its natural gas expertise with the electric power capabilities of Duke Power.

RESULTS OF OPERATIONS

   The continued strong performance of the Natural Gas Transmission segment and the growing Energy Services segment helped the Company achieve a 13% increase in net income in 1996 as compared to 1995. The Company reported 1996 consolidated income of $361.1 million, or $2.39 per share, before an extraordinary item, and net income of $344.4 million, or $2.28 per share. This compares with consolidated net income in 1995 of $303.6 million, or $2.03 per share, and $225.2 million, or $1.51 per share, in 1994.

EARNINGS BEFORE INTEREST AND TAX ANALYSIS

EARNINGS BEFORE INTEREST AND TAX BY BUSINESS GROUP

    MILLIONS                                          1996        1995       1994
--------------------------------------------------------------------------------------
   Natural Gas Transmission
       TETCO                                          $327.7     $297.8      $258.4
       Algonquin                                        72.4       74.8        67.1
       PEPL                                            149.3      149.2       148.8
       Trunkline                                        46.8       47.9        47.3
                                                      --------------------------------
       Total                                           596.2      569.7       521.6
                                                      --------------------------------

   Energy Services
       Field Services                                  133.0       91.3        51.2
       Gas and Power Services                           49.0       17.2        16.9
       Crude Oil                                        10.3        8.8         9.1
                                                      --------------------------------
       Total                                           192.3      117.3        77.2
                                                      --------------------------------

   Other Operations                                     26.0(1)    48.1        16.4(2)
                                                      --------------------------------

   Consolidated Earnings
    Before Interest and Tax                           $814.5     $735.1      $615.2
======================================================================================

   (1) Includes expenses incurred of $7.6 million for the pending merger with Duke Power.
   (2) Includes nonrecurring expenses of $16.2 million for the Associated Natural Gas Corporation merger.

   The rate of inflation in the United States has been relatively low in 1996 and recent years, and has not had a material impact on the Company. Under the ratemaking process applicable to regulated portions of the Company's business, recovery of plant costs through depreciation and the allowed return on plant investment is limited to historical cost, which is significantly less than current replacement cost.

   Included in the amounts discussed below are intercompany transactions that do not impact consolidated earnings before interest and tax.

NATURAL GAS TRANSMISSION

   Earnings before interest and tax from the Natural Gas Transmission segment totaled $596.2 million in 1996, representing a $26.5 million increase from 1995, which was $48.1 million higher than 1994 results.

   TETCO, Algonquin, Algonquin LNG, PEPL and Trunkline are subject to the accounting requirements of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, certain costs have been deferred as regulatory assets for amounts recoverable from customers, including costs related to environmental matters, Order 636 transition, certain employee benefits and the early retirement of debt. The Company regularly evaluates the continued applicability of

SFAS No. 71, considering such factors as regulatory changes and the impact of competition.

TEXAS EASTERN TRANSMISSION CORPORATION

    MILLIONS                                               1996        1995       1994
-----------------------------------------------------------------------------------------
   Revenue                                                 $913.6     $874.4      $826.7
   Operating Expenses                                       447.2      436.4       420.9
   Depreciation and Amortization                            145.8      143.9       141.1
   Other Income, Net of Deductions                            7.1        3.7        (6.3)
                                                           ------------------------------
   EARNINGS BEFORE
       INTEREST AND TAX                                    $327.7     $297.8      $258.4
=========================================================================================

   VOLUMES, TBtu(1)
   Market-area                                              1,214      1,106       1,049
   Supply-area                                                135        128         145
                                                           ------------------------------
   Total Deliveries                                         1,349      1,234       1,194
=========================================================================================

   (1) Trillion British thermal units

   TETCO's earnings before interest and tax increased $29.9 million in 1996 as compared with 1995. Revenues increased $39.2 million, or 4%, primarily due to a 9% increase in throughput, resulting from new pipeline expansion projects placed in service in late 1995, including the Integrated Transportation Program
(ITP) and the Riverside project, and colder weather. This increase in revenues was partially offset by increased operating expenses in 1996, which included higher benefit costs and $2.3 million of severance expense. Operating expenses in 1995 included a $40 million charge for higher Order 636 transition cost estimates, as well as a $33 million benefit for lower-than-projected PCB (polychlorinated biphenyl) cleanup costs incurred.

   Earnings before interest and tax for TETCO increased $39.4 million in 1995 as compared with 1994. Transportation and storage revenues increased $54.5 million, or 7%, reflecting new expansion projects placed in service in late 1994. Also contributing to the increase were $43 million of higher transition costs recoveries, partially offset by $16 million of lower PCB cost recoveries. These higher net cost recoveries of $27 million were offset by a corresponding increase in operating expenses. Operating expenses in 1995 also included a $40 million charge for higher transition cost estimates, as well as a $33 million benefit for lower-than-projected PCB cleanup costs incurred. Operating expenses, excluding transition and PCB costs, declined primarily due to a $5 million charge to income in 1994 related to the Edison, New Jersey pipeline rupture and cost-management initiatives in 1995. Other income, net of deductions increased $10 million, primarily due to $6.2 million of reduced rate refund provisions and a $3.8 million write-off in 1994 of costs expended on the discontinued Liberty Pipeline Project.

ALGONQUIN GAS TRANSMISSION COMPANY

    MILLIONS                                               1996        1995       1994
----------------------------------------------------------------------------------------
   Revenue                                                 $151.4     $152.1      $144.4
   Operating Expenses                                        50.8       51.3        54.5
   Depreciation and Amortization                             28.8       27.5        24.0
   Other Income, Net of Deductions                            0.6        1.5         1.2
                                                           -----------------------------

   EARNINGS BEFORE
       INTEREST AND TAX                                     $72.4      $74.8       $67.1
========================================================================================
   VOLUMES, TBtu
   Market-area                                                327        331         288
========================================================================================

   Earnings before interest and tax for Algonquin decreased $2.4 million in 1996 as compared with 1995. The primary reason for the decline was $4 million of income recognized in 1995 for the resolution of a regulatory issue and lower natural gas demand for electric power generation due to higher natural gas prices throughout the year as compared to alternate fuels. This decrease was partially offset by revenues from pipeline expansion projects to serve electric power generators.

   Algonquin's earnings before interest and tax increased $7.7 million in 1995 compared with 1994. Expansion projects contributed approximately $9 million of additional income in 1995. This increase was partially offset by lower income from resolutions of regulatory issues which totaled $4 million in 1995, versus $8 million in 1994.








PANHANDLE EASTERN PIPE LINE COMPANY

    MILLIONS                                                1996       1995       1994
-----------------------------------------------------------------------------------------
   Revenue                                                 $338.5     $371.7      $387.7
   Operating Expenses                                       167.8      193.1       206.5
   Depreciation and Amortization                             30.1       34.7        30.1
   Equity in Earnings of Northern
       Border Partners, L.P.                                  4.4        7.2         4.5
   Other Income, Net of Deductions                            4.3       (1.9)       (6.8)
                                                           -----------------------------
   EARNINGS BEFORE
       INTEREST AND TAX                                    $149.3     $149.2      $148.8
=========================================================================================
   VOLUMES, TBtu
   Market-area                                                654        619         582
   Supply-area                                                 33         44          44
                                                           -----------------------------
   Total Deliveries                                           687        663         626
=========================================================================================

   Earnings before interest and tax for PEPL remained steady at $149.3 million in 1996. Earnings in 1996 included $19.6 million of income for the resolution of regulatory matters as compared to $25.5 million for similar resolutions in 1995. Higher earnings in 1996 from increased rate realization and colder weather combined with lower operating expenses more than offset $9.5 million of severance expense recorded in 1996. Revenue declines due to the transfer of gathering assets to an affiliated Field Services subsidiary in August 1995 were substantially offset by related operating and depreciation expense reductions.

   PEPL's earnings before interest and tax increased slightly to $149.2 million in 1995 as compared with 1994. The results include the effects of $25.5 million of earnings recorded in 1995 for the resolution of certain regulatory matters, offset by $35.6 million recorded in 1994 for similar regulatory resolutions. The transfer of gathering assets to an affiliated Field Services subsidiary in August 1995 resulted in lower revenues and expenses of approximately $11.4 million and $10.2 million, respectively, as compared with 1994. Excluding the impact of these items, PEPL's revenues from its core business were stable and earnings improved due to lower operating expenses. Depreciation and amortization increased due to a 1994 rate reduction amounting to $2.9 million and depreciation on market-expansion projects.

TRUNKLINE GAS COMPANY

    MILLIONS                                               1996        1995       1994
=========================================================================================
   Revenue                                                 $178.9     $160.1      $354.0
   Natural Gas Purchased                                       --         --       177.9
                                                           ------------------------------

   Net Revenue                                              178.9      160.1       176.1
   Operating Expenses                                       108.2       92.1       106.8
   Depreciation and Amortization                             23.5       22.4        21.6
   Other Income, Net of Deductions                           (0.4)       2.3        (0.4)
                                                           ------------------------------

   EARNINGS BEFORE
       INTEREST AND TAX                                     $46.8      $47.9       $47.3
=========================================================================================
   VOLUMES, TBtu
   Market-area                                                529        403         449
   Supply-area                                                103        116         111
                                                           ------------------------------
   Total Deliveries                                           632        519         560
=========================================================================================

   Earnings before interest and tax for Trunkline decreased $1.1 million in 1996 as compared with 1995. The decrease was due to the recognition of $10.3 million of nonrecurring additional lease expense and $5 million of severance expense in 1996. These expense increases were offset by higher transportation revenue from new contracts and colder weather in 1996.

   Earnings before interest and tax for Trunkline increased $0.6 million to $47.9 million in 1995 as compared with 1994. Decreased transportation and storage revenues were primarily due to lower volumes attributable to warmer weather during the first half of 1995, as well as $4 million of 1994 revenues related to a contract settlement. The revenue decrease was mostly offset by lower operating costs. Sales revenue and associated gas purchased costs declined $177.9 million as a result of the elimination of Trunkline's merchant function in late 1994.

ENERGY SERVICES

   Earnings before interest and tax for the Energy Services segment in 1996 was $192.3 million, a 64% increase over 1995 earnings of $117.3 million. Energy Services' earnings before interest and tax in 1996 represented 24% of the Company's consolidated earnings, as compared with 16% in 1995 and 13% in 1994.

   In addition to providing gathering, processing and storage services, this segment also markets natural gas and petroleum products and began marketing electric power and providing energy management services in 1995.

   COMMODITY RISK MANAGEMENT. At December 31, 1996, the Company held or issued several instruments that reduce the Company's exposure to market fluctuations in the price and transportation costs of natural gas, petroleum products and electric power. The Company's market exposure, primarily within PTMS, arises from inventory balances and fixed-price purchase and sale commitments that extend for periods of up to 10 years. The Company uses futures, swaps and options to manage and hedge price and location risk related to these market exposures. PTMS also provides risk management services to its customers through a variety of energy commodity financial instruments. In addition to hedging activities, the Company also engages in the trading of such instruments, and therefore experiences net open positions in terms of price, volume and specified delivery point. During 1996, 1995 and 1994, the Company recognized gains of $25.4 million, $10.5 million and $0.7 million respectively, from trading activities. The Company manages open positions with strict policies which limit its exposure to market risk and require daily reporting to management of potential financial exposure. These policies include statistical risk tolerance limits using historical price movements to calculate a daily earnings at risk as well as a total value at risk measurement. The weighted-average life of the Company's commodity risk portfolio was approximately 11 months at December 31, 1996.

                        [ENERGY SERVICES REVENUES GRAPH]

  New York Mercantile Exchange (Exchange) traded futures and option contracts are guaranteed by the Exchange and have nominal credit risk. On all other transactions, the Company is exposed to credit risk in the event of nonperformance by the counterparties. For each counterparty, the Company analyzes their financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an ongoing basis.

FIELD SERVICES

    MILLIONS                                               1996        1995       1994
========================================================================================
   Revenue                                               $1,390.0     $804.6      $730.1
   Products Purchased                                     1,068.0      598.6       551.5
                                                         -------------------------------

   Net Revenue                                              322.0      206.0       178.6
   Operating Expenses                                       138.8       88.1       101.2
   Depreciation and Amortization                             55.5       37.3        28.2
   Equity in Earnings of
       Unconsolidated Affiliates                              3.0        1.6         1.7
   Other Income, Net of Deductions                            2.3        9.1         0.3
                                                         -------------------------------

   EARNINGS BEFORE
       INTEREST AND TAX                                    $133.0      $91.3       $51.2
========================================================================================
   VOLUMES
   Natural Gas Gathered/
       Processed, TBtu/d(1)                                   2.9        1.9         1.6
   NGL Production, MBbl/d(2)                                 76.5       54.8        49.4
========================================================================================

   (1) Trillion British thermal units per day
   (2) Thousand barrels per day

   Earnings before interest and tax for Field Services increased $41.7 million, or 46%, in 1996 as compared with 1995. Net revenues increased $116 million, or 56%, resulting from strong processing margins and increased gathering and processing volumes related to expansion projects and asset acquisitions, primarily the Mobil transaction. Average NGL prices increased 30%, while NGL production increased 40%, mostly in the Gulf Coast and Permian Basin regions. Natural gas gathered and processed volumes increased 53%. These improvements were partially offset by increased operating expenses and depreciation as a result of the Mobil asset acquisition and projects placed in service. An $8.1 million gain on the sale of an investment in Seagull Shoreline System in 1995 caused a reduction in other income.

   Field Services' earnings before interest and tax increased $40.1 million, or 78%, for 1995 as compared with 1994. Net revenues increased $27.4 million, or 15%, resulting from higher natural gas processing margins, gathering volumes and NGL production. Gas processing margins improved due to lower replacement gas prices, which declined approximately 21% in 1995. A 9% increase in average NGL prices in 1995 also contributed to higher margins. Gas volumes gathered and processed increased 19% from acquisitions and additional well connections. NGL production increased 11%, primarily resulting from acquisitions and higher efficiencies at the National Helium Corporation plant. Operating expenses were more than $13 million lower in 1995, primarily benefitting from cost-saving efficiencies from merging certain field operations in late 1994 and early 1995. Other income, net of deductions increased in 1995 due to an $8.1 million gain resulting from the sale of the investment in Seagull Shoreline System.

GAS AND POWER SERVICES

    MILLIONS                                               1996        1995       1994
----------------------------------------------------------------------------------------
   REVENUE                                               $3,841.4   $1,876.5    $1,644.3
   Products Purchased                                     3,744.0    1,827.3     1,606.4
                                                         -------------------------------
   NET REVENUE                                               97.4       49.2        37.9
   Operating Expenses                                        46.0       30.1        18.3
   Depreciation and Amortization                              4.1        2.4         3.0
   Equity in Earnings of
       Unconsolidated Affiliates                              0.2        0.1          --
   Other Income, Net of Deductions                            1.5        0.4         0.3
                                                         -------------------------------
   EARNINGS BEFORE
       INTEREST AND TAX(1)                                  $49.0      $17.2       $16.9
========================================================================================

   VOLUMES
   Natural Gas Marketed, TBtu/d                               5.5        3.6         2.7
   Electricity Marketed, GWh(2)                             4,229        513          --
                                                         -------------------------------
   Gas Marketed Unit
       Margin, $/MMBtu(3)                                  $0.039     $0.030      $0.037
========================================================================================

   (1) Before deduction of $6.2 million for Mobil's minority interest in 1996.
   (2) Gigawatt-hours
   (3) Dollars per million Btu

   The Gas and Power Services group expanded operations with the formation of the PTMS venture with Mobil on August 1, 1996 and increased earnings before interest and tax $31.8 million to $49 million in 1996 as compared with 1995. The increase primarily results from higher gas volumes, improved margins resulting from colder weather and gas price volatility, and higher trading margins. Total gas volumes marketed increased 53% to 5.5 TBtu/d and margins improved 30% to $0.039 per million Btu. The increase in margins was partially offset by higher operating expenses of PTMS.

   Gas and Power Services' earnings before interest and tax was $17.2 million in 1995 versus $16.9 million in 1994. Net revenues increased $11.3 million as a result of a 33% increase in marketed volumes, partly resulting from the acquisition of a Canadian gas marketing company. Excluding trading gains, gas unit margins dropped to $0.030 per million Btu. The net revenue increase was offset by higher operating expenses attributable to expanded operations, including start-up costs for the electric power marketing area in 1995.

CRUDE OIL

    MILLIONS                                              1996        1995       1994
----------------------------------------------------------------------------------------
   Revenue                                               $1,257.5     $978.8      $580.3
   Products Purchased                                     1,229.5      953.8       560.1
                                                         -------------------------------

   Net Revenue                                               28.0       25.0        20.2
   Operating Expenses                                        14.5       13.2         9.1
   Depreciation and Amortization                              3.2        3.0         2.1
   Other Income, Net of Deductions                             --         --         0.1
                                                         -------------------------------

   EARNINGS BEFORE
       INTEREST AND TAX                                     $10.3       $8.8        $9.1
========================================================================================
   VOLUMES, MBbl/d
   Crude Oil Pipeline                                        68.4       76.2        52.0
   NGL Pipeline                                              19.1       16.5        16.0
========================================================================================

   Earnings before interest and tax for Crude Oil increased $1.5 million to $10.3 million in 1996 as compared with 1995. An increase in net revenues related to higher margins was partially offset by increased expenses.

   Crude Oil's earnings before interest and tax decreased slightly to $8.8 million in 1995 as compared with 1994. Higher crude oil volumes contributed to a $398.5 million increase in gross revenues and a $4.8 million, or 24%, increase in net revenues, which was more than offset by higher expenses.

OTHER OPERATIONS

    MILLIONS                                                1996        1995       1994
-----------------------------------------------------------------------------------------
   LNG Project                                               $0.4        $4.5      $(8.5)
   Midland Cogeneration Venture                              10.9        11.6        2.8
   National Methanol Company                                 16.6        22.5       26.2
   TEPPCO Partners, L.P.                                      8.9         6.4        3.6
   Other                                                    (10.8)        3.1       (7.7)
                                                            ----------------------------
   TOTAL EARNINGS
       BEFORE INTEREST AND TAX                              $26.0       $48.1      $16.4
========================================================================================

   Earnings before interest and tax from other operations totaled $26 million in 1996, compared with $48.1 million in 1995, which was $31.7 million higher than 1994 results.

   Earnings before interest and tax in 1996 for the Liquefied Natural Gas (LNG) project decreased $4.1 million as a result of a $10.4 million contract provision reversal in 1995. During 1996, the Company experienced higher income from LNG sales and fully chartered its two LNG tankers for 22 years starting as early as 1999. Equity earnings in National Methanol Company (National Menthanol) declined $5.9 million in 1996 as compared with 1995 as a result of lower methanol prices. Other activities in 1996 include $7.6 million of incurred expenses (before and after tax) related to the pending Duke Power merger.

   Earnings before interest and tax for the LNG Project increased $13 million comparing 1995 with 1994. A $10.4 million provision reversal recorded in 1995 and higher LNG tanker charter revenues contributed to the increase. Higher revenue from increased capacity and lower fuel costs contributed to an $8.8 million increase in earnings from Midland Cogeneration Venture (MCV). National Methanol's 1995 earnings declined $3.7 million as compared with 1994, reflecting lower average methanol margins, partially offset by higher sales of MTBE (methyl tertiary butyl ether). Earnings from other operations in 1995 improved from 1994 due to $16.2 million of expenses recorded in 1994 for the Associated Natural Gas Corporation merger, partially offset by higher expenses in 1995 for PanEnergy Information services.

   INTEREST EXPENSE AND EXTRAORDINARY ITEM. Interest expense in 1996 decreased compared with 1995 as a result of lower average interest rates and lower average debt balances outstanding. Interest expense in 1995 increased compared with 1994 primarily as a result of higher average debt balances outstanding.

   On October 1, 1996, TETCO redeemed its $150 million, 10% debentures due 2011 and its $100 million, 10 1/8% debentures also due 2011. TETCO recorded a non-cash extraordinary charge of $16.7 million (net of income tax of $10.3 million) related to the unamortized discount on this early retirement of debt.

   INCOME TAX. The effective tax rates for 1996, 1995 and 1994 differed from the statutory federal income tax rates primarily because of the effect of state income taxes.

CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL POSITION

OPERATING CASH FLOW

                                                              YEARS ENDED DECEMBER 31
    MILLIONS                                                1996      1995         1994
-----------------------------------------------------------------------------------------
   Net Cash Flows Provided
     by Operating Activities                               $843.8     $573.1      $448.0
-----------------------------------------------------------------------------------------

   Operating cash flows increased $270.7 million from 1995 to 1996, primarily reflecting higher 1996 earnings, net cash inflows related to Order 636 transition costs and lower tax payments, net of $63.5 million of refunds received. In 1996, TETCO received $98.6 million from the sale of the right to collect certain Order 636 transition costs, with limited recourse. Increases in accounts receivable, related to higher levels of gas and power marketing activities of PTMS, were mostly offset by corresponding increases in accounts payable.

   Operating cash flows increased $125.1 million from 1994 to 1995. This increase primarily reflects higher 1995 earnings as well as lower cash requirements for transition cost payments in excess of recoveries. Increases in accounts receivable were mostly offset by corresponding increases in accounts payable.

   ORDER 636 TRANSITION COSTS. With implementation of Order 636 and the unbundling of services, the Company's interstate natural gas pipelines are incurring certain costs related to the transition, primarily TETCO's gas purchase contract commitments. At December 31, 1996, TETCO's gross commitments under gas purchase contracts that do not contain market-sensitive pricing provisions were approximately $120 million, $55 million, $50 million and $15 million for the years 1997 through 2000, respectively, with no significant amounts thereafter. These estimates reflect significant assumptions regarding deliverability and natural gas prices.

   In 1994, TETCO refunded $84 million to customers pursuant to a FERC-approved settlement that resolved regulatory issues related primarily to Order 636 transition costs and a number of other issues related to services prior to Order 636. TETCO's final and nonappealable settlement provides for the recovery of certain transition costs through volumetric and reservation charges through 2002 and beyond, if necessary. Pursuant to the settlement, TETCO will absorb a certain portion of the transition costs, the amount of which continues to be subject to change dependent upon natural gas prices and deliverability levels. In 1995, based upon producers' discoveries of additional natural gas reserves, TETCO increased its estimated liabilities for transition costs by $125.8 million. Under the terms of the existing settlement, regulatory assets were increased $85.8 million and TETCO recognized a $40 million charge to operating expenses ($26 million after tax).

                          [OPERATING CASH FLOWS GRAPH]

   At December 31, 1996 and 1995, the Company's interstate pipelines had recorded $67.9 million and $250 million (1996), and $70 million and $310 million (1995), of current and long-term regulatory assets, respectively, representing transition costs incurred or estimated to be incurred that will be recovered. At December 31, 1996 and 1995, the Company had recorded estimated current and long-term liabilities related to Order 636 transition costs of $84.4 million and $121.9 million (1996), and $125 million and $165 million
(1995), respectively.

  As a result of the sale in 1996 of the right to collect certain Order 636 transition costs, above-market gas purchase contract payments by TETCO are expected to exceed transition cost collections from customers through 2000.
Net cash receipts related to transition costs are expected to occur thereafter.

   The Company believes the exposure associated with gas purchase contract commitments is substantially mitigated by transition cost recoveries pursuant to customer settlements, Order 636 and other mechanisms, and that this issue will not have a material adverse effect on consolidated results of operations, financial position or liquidity.

   ENVIRONMENTAL MATTERS. TETCO is currently conducting PCB assessment and cleanup programs at certain of its compressor station sites under conditions stipulated by a U.S. Consent Decree. The programs include on- and off-site assessment, installation of on-site source control equipment and groundwater monitoring wells, and on- and off-site cleanup work. TETCO expects to complete these cleanup programs during 1997. Groundwater monitoring activities will continue beyond 1997.

   In 1987, the Commonwealth of Kentucky instituted suit in state court against TETCO, alleging improper disposal of PCBs at TETCO's three compressor station sites in Kentucky. This suit, which is still pending, seeks penalties for violations of Kentucky environmental statutes. The Company previously established a reserve for potential fines and penalties. In 1996, TETCO completed cleanup of these sites.

   The Company has also identified environmental contamination at certain sites on the PEPL and Trunkline systems and is undertaking cleanup programs at these sites. The contamination resulted from the past use of lubricants containing PCBs and the prior use of wastewater collection facilities and other on-site disposal areas. Soil and sediment testing, to date, has detected no significant off-site contamination. The Company has communicated with the Environmental Protection Agency and appropriate state regulatory agencies on these matters. Environmental cleanup programs are expected to continue until 2002.

   At December 31, 1996 and 1995, the Company had total current and long-term liabilities recorded of $32.4 million and $188.9 million (1996), and $56.3 million and $225.8 million (1995), respectively, for remaining estimated cleanup costs on the TETCO, PEPL and Trunkline systems. These cost estimates represent gross cleanup costs expected to be incurred, have not been discounted or reduced by customer recoveries and do not include fines, penalties or third-party claims. Estimated liabilities for remaining TETCO PCB cleanup costs were reduced $77.6 million in the fourth quarter 1995 as a result of lower-than-projected cleanup costs incurred on completed sites. As a result of the reduction in estimated cleanup costs, TETCO's share of the cleanup estimate was lowered, which decreased operating expenses $33 million ($21.5 million after tax) and reduced related regulatory assets by $44.6 million. At December 31, 1996 and 1995, the Company had total current and long-term regulatory assets recorded of $16.7 million and $136.5 million (1996), and $21.3 million and $176.6 million (1995), respectively, representing costs to be recovered from customers.

   The Company believes it will be able to fund the PCB and other cleanup costs from recoveries from customers and other cash flows, and that the resolution of these matters will not have a material adverse effect on consolidated results of operations, financial position or liquidity.

   LITIGATION. In connection with a rupture and fire that occurred on TETCO's natural gas pipeline in Edison, New Jersey, claims have been made and numerous lawsuits have been filed against TETCO and other private and governmental entities by or on behalf of hundreds of individuals and businesses. These claimants seek compensatory damages for personal injuries, property losses and/or lost business income, as well as punitive damages. The claimants include Quality Materials, Inc. (Quality), the owner of the asphalt plant where the rupture occurred. TETCO has filed a counterclaim against Quality and has settled the claims of some individuals and businesses while retaining the right to seek recovery of those settlement amounts from other defendants.

   The findings of an investigation of the incident by the National Transportation Safety Board indicate third-party damage to be the cause of the rupture. The Company recorded a provision in 1994 for costs related to this incident that are not recoverable under the Company's insurance policies.

   In 1995, two plaintiffs filed a lawsuit with class action allegations against PanEnergy, Texas Eastern Corporation (TEC) and TETCO, among others. While that suit ultimately was dismissed, one of the two original plaintiffs refiled the suit in 1996 in another court. The plaintiff seeks recovery of compensatory and punitive damages, in unspecified amounts, for personal injuries and property damage resulting from alleged exposure to PCBs.

   In 1995, Midwest Gas Storage, Inc. (Midwest) filed suit against PEPL and PanEnergy, alleging that PEPL breached an interconnection agreement and used its superior bargaining position to force Midwest to accept terms and conditions which were not in the original agreement. Amended petitions filed in 1996 further allege that PEPL and PanEnergy, through economic coercion, have attempted to drive Midwest out of business. Asserting fraud and violations of Texas anti-trust laws, among other counts, Midwest seeks compensatory and punitive damages in unspecified amounts.

   The Company believes the resolution of the legal matters discussed above will not have a material adverse effect on the Company's consolidated results of operations, financial position or liquidity.

   A lawsuit filed by a natural gas producer was served in July 1996 naming certain PanEnergy subsidiaries as defendants. The action was brought against 70 defendants, including every major pipeline, asserting that the defendants intentionally underreported volumes and heating content of gas purchased on federal and Indian lands, with the result that royalties were underpaid. The plaintiff seeks recovery of royalty amounts due the United States, treble damages and civil penalties. While this matter is in the early stages of litigation, based on information currently available to the Company, the Company believes the resolution of this matter will not have material adverse effect on consolidated financial position or liquidity.

   In December 1996, TETCO received notification that Marathon Oil Company (Marathon) intended to commence substitution of other gas reserves, deliverability and leases for those dedicated to a certain natural gas purchase contract (the Contract) with TETCO. In TETCO's view, the tendered substitute gas reserves, deliverability and leases are not subject to the Contract and TETCO filed a declaratory judgment action seeking a ruling that Marathon's interpretation of the Contract is incorrect. Marathon filed a counterclaim seeking a declaratory judgment enforcing its interpretation of the Contract. The potential liability of the Company should TETCO be contractually obligated to purchase natural gas based upon the substituted gas reserves, deliverability and leases, and the effect on transition cost recoveries pursuant to TETCO's Order 636 settlement involve numerous complex legal and factual matters which will take a substantial period of time to resolve. While this matter is in the early stages of litigation, based on information currently available to the Company, the Company believes the resolution of this matter will not have material adverse effect on consolidated financial position or liquidity.

   The Company is also involved in various other legal actions and claims arising in the normal course of business. Based on its current assessment of the facts and the law, management does not believe that the outcome of any such action or claim will have a material adverse effect on the consolidated results of operations or financial position of the Company. However, these actions and claims in the aggregate seek substantial damages against the Company and are subject to the uncertainties inherent in any litigation. The Company is defending itself vigorously in all the above suits.

   OTHER MATTERS. In 1993, the U.S. Department of the Interior (the Department) announced its intention to seek additional royalties from gas producers as a result of payments received by such producers in connection with past take-or-pay settlements, and buyouts and buydowns of gas sales contracts with natural gas pipelines. The Company's pipelines, with respect to certain producer contract settlements, may be contractually required to reimburse or, in some instances, to indemnify producers against such royalty claims. The potential liability of the producers to the government and of the pipelines to the producers involves complex issues of law and fact which are likely to take a substantial period of time to resolve. On August 27, 1996, the U.S. Court of Appeals for the District of Columbia overturned a lower court ruling in favor of the government in litigation brought on behalf of producers. The Department's petition for rehearing was denied in November 1996. The Department may continue to seek further appellate review. If the Company's pipelines ultimately have to reimburse or indemnify the producers, the Company's pipelines will file with FERC to recover a portion of these costs from pipeline customers. The Company believes the resolution of this matter will not have a material adverse effect on the Company's consolidated financial position or liquidity.

   The Company fully utilized its investment tax credit carryforward in 1996 and expects to generate sufficient future taxable income from operations to fully utilize remaining deferred tax assets, net of valuation allowance. In addition, the Company's exposure to risk of foreign currency fluctuations is immaterial.

   The carrying value of LNG project assets is expected to be recovered through estimated future cash flows. Current estimates of future cash flows are based on significant business relationships and assumptions of future natural gas prices, supply availability and demand for LNG, which are subject to change. The Company has fully chartered its two LNG tankers for 22 years starting as early as 1999.

INVESTING CASH FLOW

                                                             YEARS ENDED DECEMBER 31
    MILLIONS                                               1996        1995       1994
----------------------------------------------------------------------------------------
   Net Cash Flows Used in
    Investing Activities                                   $710.5     $419.7      $584.0
----------------------------------------------------------------------------------------

   Cash flows used in investing activities increased in 1996 by $290.8 million as compared with 1995 due to a $310.9 million increase in capital and investment expenditures.

   Cash flows used in investing activities decreased in 1995 by $164.3 million as compared with 1994 primarily resulting from $122.2 million of lower capital expenditures in 1995 and decreased tax payments for past asset sales.

   CAPITAL AND INVESTMENT EXPENDITURES. Capital and investment expenditures totaled $753.2 million in 1996, compared with $442.3 million for 1995. Market-expansion projects represented approximately 80% of 1996 total expenditures. Expenditures in 1996 included the acquisition of Mobil's interest in certain natural gas gathering, processing and related assets for approximately $300 million and the purchase of a general partnership interest in a natural gas gathering system in the Gulf of Mexico. Expenditures in 1996 also included the purchases of a 500-mile gathering pipeline in northern Louisiana and a 300-mile natural gas gathering system in south Texas. Capital expenditures in 1995 included the acquisition of a natural gas gathering and processing system in central Colorado for approximately $60 million, and in 1994 included the purchase of certain intrastate natural gas pipeline, storage and processing facilities in Texas for more than $100 million.

                    [CAPITAL/INVESTMENT EXPENDITURES GRAPH]

   The Company currently expects to invest approximately $500 million in 1997 capital and investment expenditures, with approximately 60% for Natural Gas Transmission and 30% for Energy Services, with the remainder budgeted for international and other development projects. The Company's 1997 base expenditure plans include approximately $350 million for market-expansion projects. See further discussion of projects under "Operating Environment and Outlook."

   ASSET SALES. The Company sold certain gathering assets in 1996 for approximately $23 million and its investment in the Seagull Shoreline System in 1995 for approximately $13 million. In addition, the Company will likely be required to dispose of its investment in MCV in connection with the pending merger with Duke Power.

   In 1990, the Internal Revenue Service (IRS) issued regulations which disallow for tax purposes losses incurred in the Company's 1989 sales of certain assets that were acquired in the purchase of TEC. Consequently, the Company established a provision in 1990 for this and certain other issues, resulting in an increase in goodwill and the deferred income tax liability. Following further discussions with the IRS, the Company revised its estimates in 1994 with respect to the disallowed loss issue and in 1995 and 1996 with respect to the remaining issues. As a result, the Company reduced the related goodwill and deferred income tax liability by approximately $40 million, $100 million and $200 million in 1996, 1995 and 1994, respectively. Investing cash flows for 1995 and 1994 include payments by the Company of $12 million and $41 million, respectively, for prior year tax liabilities primarily related to asset sales.

   OTHER. In 1994, the Company formed a joint venture that provides gathering, processing and marketing services for natural gas producers and contributed $13.6 million of net assets to the venture during 1996. The Company also contributed certain assets in 1996 to Altra Energy Technologies, L.L.C., a limited liability company, that provides electronic information products and services for the energy industry.

FINANCING CASH FLOW

                                                             YEARS ENDED DECEMBER 31
    MILLIONS                                               1996        1995       1994
----------------------------------------------------------------------------------------
   Net Cash Flows Provided by
   (Used in) Financing Activities                         $(126.9)    $(135.9)    $208.3
----------------------------------------------------------------------------------------

   Cash flows used in financing activities decreased $9 million from 1995 to 1996. Debt issuances in 1996, which included $250 million of long-term debt and $209 million of net short-term bank borrowings and commercial paper, were $113 million higher than 1995. Debt retirements in 1996 included the early retirement of $250 million of TETCO's debentures.

   In September and October 1996, respectively, PanEnergy issued $100 million of seven-year notes bearing interest at 7 3/8% and $150 million of 10-year notes bearing interest at 7%. Also in October 1996, TETCO redeemed its outstanding $150 million, 10% debentures due 2011 and its outstanding $100 million, 10 1/8% debentures also due 2011.

   Financing cash flows in 1995 were $344.2 million lower than 1994. Debt issuances in 1995 included $200 million of long-term debt and a $145 million net increase in short-term bank borrowings. During 1995, the Company repaid $185 million of amounts outstanding under the bank credit facility and redeemed PEPL's $125 million, 9 7/8% debentures.

   DEBT AND CREDIT FACILITIES. PanEnergy initiated a commercial paper program in the fourth quarter 1996 for amounts up to $400 million, supported by its existing bank credit agreements. There are two variable-rate bank credit agreements, dated January 31, 1996 and September 18, 1996, that permit PanEnergy to borrow up to $400 million under a five-year facility and $400 million under a 364-day facility. Amounts outstanding under the credit agreements and commercial paper program are limited to $800 million in the aggregate. At December 31, 1996, there was $102.2 million of commercial paper outstanding and no amounts outstanding under the credit agreements. In addition, there were $251.9 million of short-term money market borrowings outstanding at December 31, 1996.

                            [OUTSTANDING DEBT CHART]

   As of the date of this report, PanEnergy, TETCO and PEPL have effective shelf registration statements with the Securities and Exchange Commission for the issuance of $50 million, $100 million and $100 million, respectively, of unsecured debt securities.

  COMMON STOCKHOLDERS' EQUITY. In the determination of the amount of dividends to be paid to common stockholders, management and the board of directors regularly review, among other factors, the Company's projected operating results, cash flows and financial position. The board of directors increased the quarterly dividend from $0.225 to $0.24 effective with the 1996 second quarter. Under the most restrictive covenants contained in the Company's debt agreements, $1.1 billion of PanEnergy's consolidated common stockholders' equity was available for the payment of dividends at December 31, 1996.

                        [EQUITY TO CAPITALIZATION CHART]

   FINANCING REQUIREMENTS. Dividends and debt repayments for the next year, along with operating and investing requirements as previously discussed in the Operating and Investing Cash Flow sections, are expected to be funded by cash from operations, debt and commercial paper issuances, periodic sales of customer accounts with limited recourse and/or available credit facilities.

FORWARD-LOOKING INFORMATION

   This annual report may contain certain forward-looking information regarding the Company, including projections, estimates, forecasts, plans and objectives. Although management believes that all such statements are based upon reasonable assumptions, no assurance can be given that the actual results will not differ materially from those contained in such forward-looking statements.

   Important factors that could cause actual results to differ include, but are not limited to, general economic conditions, natural gas and liquids prices, competition from other pipelines and alternative fuels, weather conditions, state and federal regulation, legal and regulatory proceedings, the development of new markets, services and products, and the condition of the capital markets utilized by the Company.

                                                       APPENDIX TO EXHIBIT 99.1

                        PANENERGY CORP AND SUBSIDIARIES
                   Descriptions of Graphics Contained Within
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

Located on page 26, a bar chart titled "Capital/Investment Expenditures" depicts capital and investment expenditures for the years 1994, 1995 and 1996. Each bar contains two sections, representing Market Expansion and Other as follows: $412 million and $152 million (1994); $260 million and $182 million
(1995); and $614 million and $139 million (1996), respectively. The bottom of each bar states a total capital/investment expenditure of $564 million, $442 million and $753 million for the years 1994, 1995 and 1996, respectively. The following caption appears below the chart: "Capital spending on market expansion projects positions the Company for future profitability."

Located on page 29, a bar chart titled "Energy Services Revenues" depicts operating revenues of $2,953 million, $3,448 million and $6,018 million for the years 1994, 1995 and 1996, respectively. The following caption appears below the chart: "Energy Services' revenues increased 75% in 1996, primarily from expanded marketing operations."

Located on page 32, a bar chart titled "Operating Cash Flows" depicts operating cash flows of $448 million, $573 million and $844 million for the years 1994, 1995 and 1996, respectively. The following caption appears below the chart:
"The Company continues to produce significant cash flows from operations."

Located on page 34, a bar chart titled "Capital/Investment Expenditures" depicts capital and investment expenditures for the years 1994, 1995 and 1996. Each bar contains sections representing the Natural Gas Transmission segment, the Energy Services segment and Other. The sections of the bars are proportioned, in the order previously described, as follows: $303 million, $255 million and $6 million (1994); $227 million, $202 million and $13 million
(1995); and $185 million, $537 million and $31 million (1996), respectively. The bottom of each bar states a total capital/investment expenditure of $564 million, $442 million and $753 million for the years 1994, 1995 and 1996, respectively. The following caption appears below the chart: "Purchases of gathering and processing assets comprised most of the Company's 1996 capital spending."

Located page 35, a bar chart titled "Outstanding Debt" depicts outstanding debt as of December 31, 1994, 1995 and 1996. Each bar contains two sections, representing Long-term Debt and Short-term Issues as follows: $2,368 million and $0 million (1994); $2,271 million and $145 million (1995); and $2,085 million and $354 million (1996), respectively. The following caption appears below the chart: "The Company is utilizing more short-term debt, which carries lower interest rates."

Located on page 35, a bar chart titled "Equity to Capitalization" depicts the ratio of equity of capitalization of 46 percent, 48 percent and 50 percent as of December 31, 1994, 1995 and 1996, respectively. The following caption appears below the chart: "Equity as a percentage of capitalization rose 2% in 1995 and 1996."